UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HANOVER BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

80 East Jericho Turnpike

Mineola, New York 11501

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Tuesday, February 21, 2023

NOTICE IS HEREBY GIVEN that an Annual Meeting (the “Annual Meeting”) of the holders of shares of common stock of Hanover Bancorp, Inc. (the “Company”), the holding company for Hanover Community Bank (the “Bank”), will be held virtually on Tuesday, February 21, 2023, at 9:00 A.M., Eastern Time, for the purpose of considering and voting upon the following matters, all of which are more completely set forth in the accompanying Proxy Statement:

1.	The election of three (3) directors to the Company’s Board of Directors, each to serve for the term described in the accompanying Proxy Statement;

2.	To ratify the appointment of Crowe LLP as the Company’s independent registered public accountants for the fiscal year ending September 30, 2023; and

3.	Such other business as may properly come before the Annual Meeting.

Holders of shares of common stock of record at the close of business on January 19, 2023 will be entitled to vote at the Annual Meeting or any postponement or adjournment thereof.

This year's Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted via live webcast. You will be able to participate in the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting http://meetnow.global/MLQQGUQ. You also will be able to vote your shares online by participating in the Annual Meeting webcast. To participate in the Annual Meeting, you will need to review the information included on your proxy card. Because the Annual Meeting is virtual and being conducted via live webcast, shareholders will not be able to attend the Annual Meeting in person. Details regarding how to participate in the meeting online and the business to be conducted at the meeting are more fully described in the accompanying Proxy Statement.

You are requested to fill in, sign, date and return the enclosed proxy promptly, regardless of whether you expect to participate in the Annual Meeting.  A postage-paid return envelope is enclosed for your convenience.

BY ORDER OF THE BOARD OF DIRECTORS

Michael P. Puorro
Chairman & Chief Executive Officer

Mineola, New York

January 27, 2023

IMPORTANT-PLEASE VOTE YOUR PROXY PROMPTLY

You are urged to vote your Proxy promptly so that there may be sufficient representation at the Annual Meeting.

HANOVER BANCORP, INC.

PROXY STATEMENT FOR

Annual Meeting OF SHAREHOLDERS

TO BE HELD ON FEBRUARY 21, 2023

This Proxy Statement is being furnished to shareholders of Hanover Bancorp, Inc. (the “Company”), the holding company for Hanover Community Bank (the “Bank”), in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held on February 21, 2023, at 9:00 A.M., Eastern Time. We are holding our Annual Meeting via live webcast. Because the Annual Meeting is virtual and being held via live webcast, shareholders will not be able to attend the Annual Meeting in person, but may participate by joining the live webcast. Please go to:

http://meetnow.global/MLQQGUQ

to participate in the Annual Meeting. Any shareholder may participate and listen to the live webcast of the Annual Meeting over the internet at such site. Shareholders of record as of January 19, 2023 may vote and submit questions either in advance of, or while participating in, the Annual Meeting. To participate in the Annual Meeting, you will need to review the information included on your proxy card. The webcast starts at 9:00 A.M., Eastern Time. We encourage you to access the meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.

If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to participate in the Annual Meeting virtually on the internet. Please follow the instructions on the notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to participate in the Annual Meeting virtually on the internet. To register to participate in the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Hanover holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 P.M., Eastern Time, on February 16, 2023. You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed to us at the following:

By email:

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:

Computershare
Hanover Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

About the Annual Meeting

Why have I received these materials?

The accompanying proxy, being mailed to shareholders on or about January 27, 2023, is solicited by the Board of Directors of Hanover Bancorp, Inc. (referred to throughout this Proxy Statement as the "Company" or "we") in connection with an Annual Meeting of Shareholders that will take place on February 21, 2023.  You are cordially invited to attend the Annual Meeting via live webcast and are requested to vote on the proposals described in this Proxy Statement.

Who is entitled to vote at the Annual Meeting?

Holders of common stock of the Company as of the close of business on January 19, 2023, will be entitled to vote at the Annual Meeting.  On January 19, 2023, there were outstanding and entitled to vote 7,146,466 shares of common stock, each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

How do I vote my shares at the Annual Meeting?

If you are a shareholder of “record” of common stock (that is, if you hold common stock in your own name in the Company’s stock records), you may complete and sign the accompanying proxy card and return it to Computershare, vote online in advance of the meeting, or participate in the virtual Annual Meeting and vote online during the meeting.

If you hold your shares in “street name,” i.e., through a broker or other custodian, you must follow the voting instructions provided to you by your broker or custodian.

Can I change my vote after I vote my proxy card?

Yes.  After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date.  You may change your vote either by submitting a proxy card prior to the date of the Annual Meeting, voting again online, or, if you are a holder of “record” of the common stock, by participating in the virtual Annual Meeting and voting online during the meeting.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting, by participating online in the virtual Annual Meeting, or by submitting proxies, of the holders of a majority of the voting power of all outstanding shares of common stock entitled to vote shall constitute a quorum for the transaction of business.  Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum.

What vote is required to adopt the proposals at the Annual Meeting?

Directors will be elected by a plurality of the votes cast at the Annual Meeting. The nonbinding resolution with respect to the ratification of the appointment of the independent registered public accountants, requires the affirmative vote of a majority of the votes cast at the Annual Meeting by shares represented online or by proxy. Any other business will be approved by the vote of a majority of the shares voting at the meeting. Management is not aware of any other business to be conducted at the Annual Meeting.

How does the Board recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxies on the card will vote in accordance with the recommendations of the Board of Directors.  The Board's recommendations are set forth together with the description of the proposal in this Proxy Statement. For the reasons discussed below, the Board recommends a vote FOR the election of each of the directors nominated herein, and FOR ratification of the appointment of Crowe LLP as the Company’s independent registered public accountants for the fiscal year ending September 30, 2023.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interest of the Company.  At the date of this Proxy Statement, the Board of Directors had no knowledge of any business other than that described in this Proxy Statement that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

The Company will bear the cost of soliciting proxies.  In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees.  We may reimburse brokers holding common stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such common stock.

PROPOSAL - ELECTION OF DIRECTORS

The Certificate of Incorporation and Bylaws of the Company provide that the number of Directors shall not be less than one (1) and permit the exact number to be determined from time to time by the Board of Directors.  There are currently nine (9) members of our Board of Directors. Our Bylaws provide for a Board of Directors divided into three (3) classes.  For 2023, there are three (3) nominees for Director. There are no arrangements or understanding between any director, or nominee for directorship, pursuant to which such director or nominee was selected as a director or nominee.

The Board of Directors of the Company has nominated for election to the Board of Directors the persons named below, each of whom currently serves as a member of the Board.  If elected, each will serve a term of three years, and until his or her replacement has been duly elected and qualified.  The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve if elected.

The following table sets forth the names, ages, principal occupations, and business experience for all directors, including the nominees, as well as their prior service on the Board, if any.  Unless otherwise indicated, principal occupations shown for each Director have extended for five or more years.

NOMINEES FOR ELECTION

Name and Position with the Company	Age	Principal Occupation for Past Five Years	Term of Office Since – Expires (1)
Michael Katz, Director	84	Physician, Former President of Ear Nose and Throat Associates of New York, P.C.	2012 – 2023
John R. Sorrenti, Director	72	Architect, Founder and President of JRS Architect, P.C.	2012 – 2023
Philip Okun, Director	68	Former President of Polimeni International and President of Skyline Management; Founding Partner of Realty Connect USA, LLC	2008 – 2023

DIRECTORS WHOSE TERMS CONTINUE BEYOND THE 2023 ANNUAL MEETING

Name and Position with the Company	Age	Principal Occupation for Past Five Years	Term of Office Since – Expires (1)
Varkey Abraham, Director	68	Owner of Shoe Wholesale/Retail Company and Real Estate Investor	2008 – 2024
Ahron H. Haspel, Director	79	Attorney and Certified Public Accountant, Retired Partner of the law firm of Jones Day and KPMG, LLP	2012 – 2024
Robert Golden, Director	59	Founder and CEO of TREO Brands and President of Golden Properties Group LLC	2014 – 2024
Michael P. Puorro, Chairman and CEO	63	Chairman and CEO of the Company and the Bank	2012 – 2025
Metin Negrin, Director	56	Founder, Owner and President of Lexin Capital, a real estate investment, redevelopment and management company, Former Chairman of Savoy Bank	2021 – 2025
Elena Sisti, Director	67	Managing Partner of Durel Associates, AGEM LLC, and Riviera Development Corporation, real estate investment and management companies in New Jersey, Founder and Former Director of Savoy Bank	2021 – 2025
(1)	Includes service on the Bank’s Board of Directors

There are no arrangements between any of our directors and any other individuals pursuant to which any director was selected as a director. No director is related to any other director or executive officer by blood, marriage, or adoption. No director is also a director of a company having a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, except for Ahron H. Haspel, who serves as a Trustee of the North European Oil Royalty Trust.

The Company encourages all directors to participate in the Company’s Annual Meeting. Each then current member of the Company’s Board of Directors participated in the Company’s 2022 virtual Annual Meeting of Shareholders.

Required Vote

IN ORDER TO BE ELECTED TO A TERM ON THE BOARD OF DIRECTORS, DIRECTORS MUST RECEIVE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES VOTING AT THE ANNUAL MEETING. SEE “WHAT VOTE IS REQUIRED TO ADOPT THE PROPOSALS AT THE ANNUAL MEETING?” ABOVE.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE NOMINEES SET FORTH ABOVE.

CERTAIN INFORMATION ABOUT THE BOARD OF DIRECTORS

The following is a brief discussion of the business and banking background and experience of our directors for at least the past five years. With respect to directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director. Unless otherwise indicated, senior officers have held their positions for the past five years.

Michael P. Puorro, Chairman and Chief Executive Officer — Mr. Puorro has over thirty-five years of banking experience, with over thirty years as a senior executive. Prior to joining Hanover, Mr. Puorro was the Co-Chairman and President of Madison National Bancorp, Inc. and Madison National Bank where he was a leading member of Madison’s entrepreneurial founding group and executive management team. Prior to this, Mr. Puorro served as Executive Vice President and Chief Financial Officer of New York Community Bancorp, Inc. and as Executive Vice President and Chief Financial Officer of Roslyn Bancorp, Inc. Mr. Puorro is a former Board member of the New York Bankers Association. Mr. Puorro earned a Bachelor of Business Administration degree in Accounting from Dowling College’s School of Professional Accountancy, and in addition to being a Certified Public Accountant, is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. In May 2012, Mr. Puorro received an Honorary Doctorate Degree in Human Letters from Dowling College. Through his business contacts in our market, Mr. Puorro has been able to attract customers and investors, and his financial expertise is of great value to the Board. In addition, as our senior executive officer, his insight on our operations is invaluable to the Board.

Robert Golden, Lead Independent Director — Mr. Golden’s family is the legacy co-founder of the Snapple Beverage Corporation which produced one of the nation’s leading flavored beverages. By the time the Company was purchased by the Quaker Oats Company in 1994, it produced annual sales revenue of $700 million. Today, Mr. Golden is the Founder and CEO of TREO Brands, an innovative beverage company focused on plant-based hydration. Mr. Golden is also President of Golden Properties Group LLC which is an active investor in commercial office buildings and retail and residential properties in New York City and the surrounding areas, as well as throughout the Midwest. Prior to forming Golden Properties Group LLC, Mr. Golden was the owner of one of the largest cleaning and security companies in New York (Golden Mark). His company serviced mainly large office buildings and financial institutions. Mr. Golden is a contributor to many charitable organizations and is currently on the Nassau County Police Department Foundation Advisory Board. Mr. Golden attended the University of Bridgeport. Through his business activities, Mr. Golden has a strong sense of business conditions in our market that is invaluable to the Board.

Varkey Abraham, Director — Mr. Abraham is a founding director of Hanover Community Bank. Mr. Abraham is the principal owner and Chief Executive Officer of the Eric’s Shoe Stores chain in the United States, Abraham and Sons Leather Company and VA Smith Shoe Company International. Further, Mr. Abraham is a real estate investor and serves as Chairman of the Pravasi television channel. Mr. Abraham is the former two-term President of the Indo-American Malayalee Chamber of Commerce and also served as a Sabha Council Member for Saint Thomas Mar Thoma Church.  Mr. Abraham brings to the Board significant management expertise and leadership skills, as well as insight into the experience of locally owned businesses.

Ahron H. Haspel, Director — Mr. Haspel is an active investor and an attorney and CPA specializing in the tax area. He retired from Jones Day in January 2011 where he served as a partner specializing in the corporate tax and mergers and acquisitions area. Prior to joining Jones Day in February 2005, Mr. Haspel was a partner at KPMG and served on its Board of Directors and in a number of leadership positions. While on the Board of KPMG, Mr. Haspel served on the firm’s Audit, Compensation and Strategic Planning Committees. Mr. Haspel serves as a member of the Board and Trustee of North European Oil Royalty Trust (NRT) a New York Stock Exchange listed company and serves as Chairman of NRT’s Audit and Compensation Committees. Mr. Haspel is a qualified audit committee financial expert for SEC purposes. He earned a Bachelor of Science degree in Accounting from Long Island University, his Juris Doctor from Brooklyn Law School and his LLM degree in Taxation from New York University School of Law. He is a Certified Public Accountant and a member of the New York Bar. He is also a member of the Board of a number of philanthropic organizations. Mr. Haspel’s extensive legal and accounting background and understanding of finance, and experience with public companies, proves invaluable to the Board.

Michael Katz, Director — Dr. Katz is an active financial institution investor and highly experienced and accomplished board-certified otolaryngologist. Dr. Katz has been in practice with Ear, Nose, and Throat Associates of New York, P.C. since 1969. For over 35 years, he served as President of the group practice which is one of the largest multi-specialty practices of its kind with offices located throughout Queens, Nassau, Suffolk, and the Bronx. While serving as President, Dr. Katz oversaw a growing practice of over 200 employees in multiple locations including over 30 physicians and physician assistants/nurse practitioners, specializing in otolaryngology, allergy & immunology, facial plastic and reconstructive surgery, audiology, sleep disorders and speech and swallowing disorders. Dr. Katz earned his undergraduate degree from Columbia University and his medical degree from the State University of New York, Downstate. He went on to complete general surgery training at Kings County Hospital in New York and then did his residency in otolaryngology at Manhattan Eye, Ear and Throat Hospital. He is board certified by the American Board of Otolaryngology. Dr. Katz was Chief of Ear, Nose and Throat (“ENT”) at Flushing Hospital and was previously Chief of ENT at New York Hospital Medical Center of Queens. Apart from the medical field, Dr. Katz serves as Co-Chairman of the Fisher Island Condo Board #2, is highly active in environmental issues and is a large contributor to the UJA-Federation of NY. Dr. Katz’s business development capabilities in the Long Island marketplace led the Board to conclude that Dr. Katz should serve as a director.

Metin Negrin, Director — Mr. Negrin is the Founder and President of Lexin Capital, a private investment, development and management company that manages its own capital along with that of a global client base and makes direct investments in real estate. The firm has real estate investments in New York City as well as Florida, Maryland, Arizona and Mexico. Mr. Negrin was also the Chairman of Savoy Bank prior to its acquisition by Hanover. In addition, Mr. Negrin is the President of the Board of the Allen-Stevenson School, a boys Kindergarten-8 day school of 400 students on the Upper East Side of Manhattan, as well as Treasurer and Executive Committee Board Member of the American Turkish Society. A graduate of Deutsche Schule High School in Istanbul, Mr. Negrin holds a BS in Economics and an MBA in Finance from NYU Stern School of Business. Mr. Negrin’s management and business experience led the Board to conclude that Mr. Negrin should serve as a director.

Philip Okun, Director — Mr. Okun is a founding director of Hanover Community Bank. Additionally, he has been Chairman of the Loan Committee since the Bank’s inception. Mr. Okun has worked in the commercial real estate industry for more than 30 years. As President of Polimeni International, Mr. Okun was responsible for the Company’s development program in Poland, having completed numerous shopping centers throughout the country. As President of its affiliate company, Skyline Management Corp., he was responsible for the management of a three-million square foot portfolio of office buildings and shopping centers on Long Island and the east coast. Further, his experience includes redevelopment, leasing, financing, and brokerage. Mr. Okun is a founding partner of Realty Connect USA, LLC. Realty Connect currently has over 800 sales agents in 14 offices on Long Island and Queens. Mr. Okun is a licensed real estate broker in New York and Florida. He is author of the book “Make Money on Main Street” and a licensed sea captain. Mr. Okun earned a Bachelor of Arts degree in education from Fairleigh Dickinson University. Mr. Okun’s experience in the commercial real estate market led the Board to conclude that Mr. Okun should serve as a director.

Elena Sisti, Director — Ms. Sisti was the founder and Chairperson Emeritus of Savoy Bank, only the second New York bank established by a woman. Ms. Sisti founded Savoy Bank following a 25-year career at Citibank, and she remained as a Board member of Savoy until its acquisition by Hanover. Ms. Sisti is the Managing Partner of a New Jersey based real estate investment and management firm started by her family. She received a B.A. in Economics from Barnard College, Columbia University. Ms. Sisti immigrated to the United States in 1963 from Caracas, Venezuela. Ms. Sisti’s experience in banking and financial services, along with her knowledge of our local community will assist us as we continue to grow.

John R. Sorrenti, Director — Mr. Sorrenti, FAIA, is Founder and President of JRS Architect, P.C., a full service architectural, interior design and preservation firm serving the greater New York City region. Mr. Sorrenti has served on many committees both for the American Institute of Architects (AIA) and the National Council of Architectural Registration Board (NCARB) rising to the President of the New York State AIA, Vice President of the National AIA and Regional Director for the NCARB’s national board. Mr. Sorrenti chaired the AIA/College of Fellows’ Regional Representative Program nationally for six years and in 2016 was the Chancellor for the College of Fellows. He remains on the New York State Education Board of Architecture as an Extended Member, previously serving as Chair and is currently Chair of North Hempstead’s Landmarks Commission. Mr. Sorrenti has served on the National Architectural Accrediting Board Committee for college accreditation and has performed reviews of his peers for the American Council of Engineering Companies. In 2008, Mr. Sorrenti was presented with the Lifetime Achievement Award from the AIA Long Island Chapter and in 2017 received their Community Service Honor Award. Mr. Sorrenti earned a Bachelor of Architecture degree from New York Institute of Technology (NYIT), a Masters in Architecture from Ohio University, and an MBA from NYIT. Mr. Sorrenti provides the Board with significant leadership and managerial experience, particularly from the perspective of a locally based business enterprise.

Diversity Statement

Although we have not adopted a formal policy on diversity, the Board considers diversity when selecting candidates for Board service. When the Board determines there is a need to fill a director position, we begin to identify qualified individuals for consideration. We seek individuals that possess skill sets that a prospective director will be required to draw upon in order to contribute to the Board, including professional experience, education, and local knowledge. While education and skills are important factors, we also consider how candidates will contribute to the overall balance of the Board, so that we will benefit from directors with different perspectives, varying viewpoints and wide-ranging backgrounds and experiences. We view and define diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities.

[Remainder of Page Intentionally Blank]

As part of these efforts to promote corporate social responsibility, the following graphics summarize certain demographic characteristics of the Board of Directors:

Total Number of Directors: Nine (9)

PART 1 – Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Number of Directors	1	8
PART II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian
South Asian		1
Hispanic or Latino	1
Native Hawaiian or Pacific Islander
Caucasian / White		6
Two or more Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background		1

Security Ownership of Management

Security Ownership of Management

The following table sets forth information as of January 19, 2023, regarding the number of common shares beneficially owned by all directors, executive officers and by all directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the nominee living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the Director or executive officer can vest title in themselves at once or within sixty (60) days. Beneficially owned shares also include shares over which the named person has sole or shared voting or investment power, shares owned by corporations controlled by the named person, and shares owned by a partnership in which the named person is a partner.

Name	Number of Shares Beneficially Owned		Percentage of Class
Directors
Michael P. Puorro	328,383	(1)	4.55%
Varkey Abraham	52,351	(2)	0.73%
Robert Golden	462,309	(3)	6.46%
Ahron H. Haspel	66,706	(4)	0.93%
Michael Katz	246,675	(5)	3.45%
Metin Negrin	231,995	(6)	3.25%
Philip Okun	39,979	(7)	0.56%
Elena Sisti	144,152	(8)	2.02%
John R. Sorrenti	40,557	(9)	0.57%

Executive Officers
Lance P. Burke	16,934	(10)	0.24%
Kevin Corbett	18,438	(11)	0.26%
Lisa A. DiIorio	20,747	(12)	0.29%
Brian K. Finneran	107,029	(13)	1.49%
Alice T. Rouse	30,487	(14)	0.43%
McClelland Wilcox	131,329	(15)	1.82%
All Executive Officers and Directors as a Group (15 persons)	1,938,071		27.05%

(1)	Includes 71,840 vested options to purchase shares of Hanover’s common stock. Also includes 38,577 shares of restricted stock subject to future vesting but as to which voting may currently be directed.
(2)	Includes 3,217 vested options to purchase shares of Hanover’s common stock. Also includes 7,489 shares of restricted stock subject to future vesting but as to which voting may currently be directed.
(3)	Includes 10,000 vested options to purchase shares of Hanover’s common stock. Also includes: (i) 7,489 shares of restricted stock subject to future vesting but as to which voting may currently be directed, (ii) 340,230 shares held by certain trusts, of which the beneficiary or trustee is Mr. Golden and his family members, and (iii) 52,771 shares held by a limited liability company which Mr. Golden controls.
(4)	Includes 8,139 vested options to purchase shares of Hanover’s common stock. Also includes (i) 7,489 shares of restricted stock subject to future vesting but as to which voting may currently be directed and (ii) 39,673 shares held by a limited liability company which Mr. Haspel controls.
(5)	Includes 7,057 vested options to purchase shares of Hanover’s common stock. Also includes (i) 7,489 shares of restricted stock subject to future vesting but as to which voting may currently be directed and (ii) 96,760 shares held by various trusts.

(6)	Includes 6,488 shares of restricted stock subject to future vesting but as to which voting may currently be directed.
(7)	Includes 8,139 vested options to purchase shares of Hanover’s common stock. Also includes 7,489 shares of restricted stock subject to future vesting but as to which voting may currently be directed.
(8)	Includes 6,488 shares of restricted stock subject to future vesting but as to which voting may currently be directed.
(9)	Includes 3,500 vested options to purchase shares of Hanover’s common stock. Also includes 7,489 shares of restricted stock subject to future vesting but as to which voting may currently be directed.
(10)	Includes 13,434 shares of restricted stock subject to future vesting but as to which voting may currently be directed.
(11)	Includes 9,790 shares of restricted stock subject to future vesting but as to which voting may currently be directed.
(12)	Includes 6,000 vested options to purchase shares of Hanover’s common stock. Also includes 5,132 shares of restricted stock subject to future vesting but as to which voting may currently be directed.
(13)	Includes 20,000 vested options to purchase shares of Hanover’s common stock. Also includes 25,315 shares of restricted stock subject to future vesting but as to which voting may currently be directed.
(14)	Includes 6,000 vested options to purchase shares of Hanover’s common stock. Also includes 8,976 shares of restricted stock subject to future vesting but as to which voting may currently be directed.
(15)	Includes 71,900 vested options to purchase shares of Hanover’s common stock. Also includes 26,229 shares of restricted stock subject to future vesting but as to which voting may currently be directed.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of January 19, 2023, with respect to the beneficial ownership of Hanover Bancorp, Inc. Common Stock by each person or group of persons, other than members of the Board of Directors or management of the Company, known to the Company to be the beneficial owner of more than five percent (5%) of Hanover Bancorp, Inc. voting stock. There are no shareholders other than those set forth below of whom the Company is aware that beneficially own 5% or more of the Common Stock of the Company.

Name of Beneficial Owner of More Than 5% of the Common Stock	Number of Shares Beneficially Owned	Percent of Class
Castle Creek Capital Partners VIII, LP (1)	700,750	9.81%
Muthoot Holdings Inc.	443,481	6.21%

(1)	All information regarding the number of shares beneficially owned and the percent of ownership by Castle Creek Capital Partners VIII, LP was obtained from the 13G filed with the U.S. Securities and Exchange Commission on May 20, 2022. The address of Castle Creek Capital Partners VIII, LP is 11682 El Camino Real, Suite 320, San Diego, CA 92130.

Board of Directors; Independence; Committees

The Board of Directors held a total of twelve (12) meetings in the year ended September 30, 2022. The Company’s policy is that all Directors make every effort to attend each meeting. For the year ended September 30, 2022, each of the Company’s Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and Board committees on which the respective Directors served.

Independence

A majority of the Board consists of individuals who are “independent” under the Nasdaq listing standards. Mr. Michael P. Puorro, our Chairman and CEO, is the only member of our Board who is not independent.  In reaching this conclusion, the Board took into account the fact that several members of the Board conduct banking transactions with Hanover Bank. These transactions are in accordance with Federal law and regulation and do not involve risk or beneficial terms beyond those involved in transactions between Hanover Bank and third party customers.

In addition, with regard to Messrs. Okun and Sorrenti, the Board took into account certain transactions between the Bank and entities with which each was affiliated, described below.

•	Mr. Sorrenti is the principal of JRS Architect, P.C. JRS Architect, P.C., was retained by the Bank to provide design and architectural services in connection with renovations to the Bank’s new Hauppauge, New York, branch and related back office space. Fees to be paid by the Bank to JRS Architect, P.C. for this engagement are estimated to total approximately $59,000. In determining that the engagement of JRS Architect, P.C., did not impair Mr. Sorrenti’s independence, the Board took into account the amount of the fees paid to JRS Architect, P.C., compared to its total revenues, as well as the nature of the services rendered by JRS Architect, P.C., which are not advisory and did not involve access to sensitive Company information or strategic decision making.

•	Mr. Okun is a minority, non-controlling shareholder of Realty Connect USA, a real estate brokerage. He is not an executive officer of Realty Connect USA. In 2021, the Bank retained a broker at Realty Connect USA (not Mr. Okun) to assist the Bank in finding a location for what became its Hauppauge office. When the lease was signed, Realty Connect USA became entitled to receive a commission of approximately $56,000, paid by the landlord, the overwhelming majority of which was, and will be to the extent future commissions are earned, paid to the individual broker. In determining that Mr. Okun is independent, the Board took into account that Mr. Okun is a minority, non-controlling shareholder of Realty Connect USA, the size of the commission paid relative to Realty Connect’s total revenue and Mr. Okun’s income, and the fact that approximately 90% of the total commission was paid by Realty Connect USA to the individual broker, which was not shared with Mr. Okun.

Shareholders wishing to communicate directly with the independent members of the Board of Directors may send correspondence to Hanover Bancorp, Inc., Attn.: Robert Golden, Lead Independent Director, 80 East Jericho Turnpike, Mineola, New York 11501.

Committees of Our Board of Directors

Audit Committee.   We maintain an Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee is responsible for the selection of the independent registered public accounting firm for the annual audit and to establish, and oversee the adherence to, a system of internal controls. The Audit Committee reviews and accepts the reports of our independent auditors and regulatory examiners. The Audit Committee arranges for an annual audit through the independent registered public accounting firm, evaluates and implements the recommendations of the auditors as well as interim audits performed by our outsourced internal auditors, receives all reports of examination by bank regulatory agencies, analyzes such regulatory reports, and reports to the Board the results of its analysis of the regulatory reports. The Audit Committee met six times during the fiscal year ended September 30, 2022. The Board of Directors has adopted a written charter for the Audit Committee which is available on our website at www.hanoverbank.com.  The Audit Committee currently consists of directors Ahron H. Haspel (Chair), Michael Katz, Metin Negrin, Philip Okun, and Elena Sisti, all of whom are “independent” under the Nasdaq listing standards and meet the independence standards of the Sarbanes-Oxley Act. The Board has determined that Ahron H. Haspel, a member of Audit Committee, qualifies as an “audit committee financial expert” under the Rules of the Securities and Exchange Commission.

Compensation Committee.   The Compensation Committee consists of Directors Metin Negrin (Chair), Robert Golden, Ahron H. Haspel, Michael Katz, and Philip Okun. Each member of the Compensation Committee is independent, as such term is defined in the Nasdaq listing standards. The Compensation Committee is responsible for administering the Company’s equity compensation plans, for establishing the compensation of the Company’s Chairman and Chief Executive Officer and for the Board of Directors, and for recommending to the Board the compensation of the other executive officers. The Compensation Committee also establishes policies and monitors compensation for the Company’s employees in general. While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of employees in general, the Compensation Committee retains overall supervisory responsibility for employee compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from senior staff members, as well as outside compensation consultants, regarding issues relevant to determinations made by the Compensation Committee. Mr. Puorro participates in Committee deliberations regarding the compensation of other executive officers but does not participate in deliberations regarding his own compensation. The Compensation Committee does not delegate its authority regarding compensation. In fiscal 2022, the Compensation Committee met nine times. The Board of Directors has adopted a written charter for the Compensation Committee which is available on our website at www.hanoverbank.com.

Consultants

The Compensation Committee recognizes that it is essential to receive objective advice from an outside compensation consultant. Currently, the Compensation Committee utilizes Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant. Meridian reports directly to the Compensation Committee and attends meetings as requested. The Compensation Committee has assessed Meridian’s independence relative to the Nasdaq listing standards and determined that there are no conflicts of interest. The Compensation Committee also closely examines the safeguards and steps Meridian takes to ensure that its executive compensation consulting services are objective. The Compensation Committee takes into consideration that:

•	The Compensation Committee directly hired and has the authority to terminate Meridian’s engagement;
•	The Compensation Committee solely determined the terms and conditions of Meridian’s engagement, including the fees charged;
•	Meridian and its consultants have direct access to members of the Compensation Committee during and between meetings;
•	Meridian does not provide any other services to the Company, the Bank, its directors or executives; and
•	Interactions between Meridian and its consultants and management generally are limited to discussions on behalf of the Compensation Committee and information presented to the Compensation Committee for approval.

Nominating and Corporate Governance Committee.   We have a Nominating and Corporate Governance Committee (“NCG”) consisting of Directors Ahron H. Haspel (Chair), Varkey Abraham, Robert Golden, Michael Katz, and Philip Okun. Each member of the NCG is independent, as such term is defined in the Nasdaq listing standards. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee which is available on our website at www.hanoverbank.com. The Nominating and Corporate Governance Committee has responsibility for identifying and evaluating candidates for director and recommending the nomination of directors to the full Board. This Committee:

•	Reviews and assesses the adequacy of our corporate governance guidelines, personal codes of conduct and related internal policies and guidelines; and
•	Assists the Board in interpreting and applying corporate governance guidelines and recommends any proposed changes to the Board of Directors for approval.

The Company’s Bylaws describe procedures for nominations to be submitted by shareholders and other third-parties, other than for candidates who have previously served on the Board or who are recommended by the Board. The Company’s Bylaws state that to be timely, a shareholder’s notice shall be delivered to, or mailed and received by, the Secretary of the Company at the principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, then to be timely such notice must be received no earlier than 120 days prior to such annual meeting and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. Such shareholder's notice shall set forth: (i) as to each person whom such shareholder proposes to nominate for election or re-election as a director, all information relating to such person that would indicate such person's qualifications, and such information that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, (including such person's written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected), and (ii) as to the shareholder giving the notice (x) the name and address, as they appear on our books, of such shareholder, and (y) the class and number of shares of the Company’s capital stock that are beneficially owned by such shareholder.

Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders. The Nominating and Corporate Governance Committee charter provides that there will be no differences in the manner in which the NCG Committee evaluates nominees recommended by shareholders and nominees recommended by the NCG Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board.

Third Party Recommendations

In connection with the 2023 Annual Meeting, the NCG Committee did not receive any nominations from any shareholder or group of shareholders that owned more than 5% of the Company’s common stock for at least one year.

The NCG Committee met one time during fiscal 2022.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee “interlocks,” which generally means that no executive officer of the Company or the Bank served as a director or member of the compensation committee of another entity, one of whose executive officers serves as a director or member of the Compensation Committee.

Code of Ethics

The Board of Directors has adopted a Code of Ethics governing our Chief Executive Officer and senior financial officers, as required by the Sarbanes-Oxley Act and SEC regulations, as well as the Board of Directors and other senior members of management. Our Code of Ethics governs such matters as conflicts of interest, use of corporate opportunity, confidentiality, compliance with law and the like. Our Code of Ethics is available on our website at www.hanoverbank.com.

Board Leadership; Lead Independent Director

The Board of Directors has appointed Mr. Puorro as our Chief Executive Officer and Chairman of the Board. The Board believes that the combination of these two roles provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy and is important in unifying our strategy behind a single vision. Our Board has also appointed Mr. Robert Golden, an independent director, to serve as Lead Independent Director of the Board. As Lead Independent Director, Mr. Robert Golden presides over all Board meetings when the Chairman is not present and presides over meetings of the non-management directors held in executive session. The Lead Independent Director has the responsibility of meeting and consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him on the efficiency of the Board meetings, and facilitating teamwork and communication between the non-management directors and management.

Risk Oversight

Risk is an inherent part of the business of banking. Risks faced by Hanover Bank include credit risk relating to its loans and interest rate risk related to its entire balance sheet. The Board of Directors oversees these risks through the adoption of policies and by delegating oversight to certain committees, including the Audit Committee and the Loan and Asset/Liability Committees. These committees exercise oversight by establishing a corporate environment that promotes timely and effective disclosure, fiscal accountability and compliance with all applicable laws and regulations.

Hedging and Pledging Policy

The Company considers it inappropriate for any director or officer to enter into speculative transactions in the Company’s securities to attempt to separate the economic risk of holding the Company’s securities from the ownership of the securities. The Company’s insider trading policy therefore prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. In addition, the policy prohibits directors and executive officers from pledging Company securities, either as collateral for a loan or otherwise. The prohibitions do not apply to a broker-assisted cashless exercise of stock options granted as part of a Company incentive plan.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee (the “Committee”) and Hanover are both committed to a pay-for-performance philosophy. This Compensation Discussion & Analysis (CD&A) provides information about the strategies and policies developed to ensure that executive compensation is strongly correlated with Hanover’s overall performance and the individual performance of our executives.

Our Named Executive Officers (NEO’s) for fiscal 2022 were:

Michael P. Puorro	Chairman & Chief Executive Officer
Brian K. Finneran	President
McClelland Wilcox	Senior Executive Vice President & Chief Lending and Revenue Officer

Executive Summary

Business Results

Fiscal year 2022 represented a year of significant accomplishments and changes for Hanover. We successfully integrated the operations of Savoy Bank into Hanover, after our acquisition of Savoy closed in May of 2021. In addition, approximately one year later, we completed our initial public offering in May of 2022, raising $28 million in net proceeds, and our common stock began trading on the NASDAQ Global Select Market. With the economy in our New York metropolitan trade area stabilizing from the restrictions imposed due to the COVID-19 pandemic, our total assets increased by approximately $360 million over the course of fiscal 2022. In addition, our earnings increased to $23.6 million or $3.68 per diluted common share, compared to $10.9 million or $2.28 per diluted common share for the 2021 fiscal year.

Although Federal Reserve interest rate increases and the risk of recession present challenges for the start of the 2023 fiscal year, we believe we are well positioned to withstand an economic slowdown or recession. Because of our IPO, Hanover has a strong capital base, and we have a broad array of credit and deposit products and a talented management team which should permit us to continue to serve our clients, even if our rate of growth slows.

Although Hanover has a September 30 fiscal year-end, the Compensation Committee makes salary adjustments and cash and equity incentive award decisions effective on a calendar year basis. The Compensation Committee believes that making changes on a calendar year basis enhances the comparability of Hanover’s compensation programs to those of its peer institutions, which predominantly report on a calendar basis. In addition to Hanover’s fiscal year results, the Compensation Committee also looks at the results for the twelve months ended December 31 in setting base salaries and incentive compensation.

Our Compensation Approach

Our long-range mission is to produce value for our shareholders by providing outstanding service and responsiveness to the markets and customers we serve. These goals are reflected in Hanover’s compensation programs for its executive officers by:

•	Creating balanced incentives that do not encourage NEO’s to expose Hanover to inappropriate risks by providing excessive compensation that could lead to material loss;

•	Providing a market competitive overall compensation package so that Hanover may attract, retain and reward highly qualified, motivated and productive executives; and

•	Rewarding individuals based on their responsibility and achievements within a framework that is internally equitable.

Performance-Based Compensation

Pay-for-performance is a key objective of our executive compensation program. A significant portion of our compensation program focuses on performance-based pay that rewards both our annual achievements as well as our ability to deliver long-term value to our stockholders. We have a balanced approach to total compensation that includes a mix of base/fixed pay and variable/performance-based pay, a proportion of cash and equity and a proportion of short- and long-term incentive compensation. For the fiscal year 2022, our compensation programs were designed to ensure:

•	That a significant portion of target pay is at-risk and based on performance; and

•	That a meaningful portion of pay is denominated as equity.

Compensation Design Principles and Governance Best Practices

The design principles of our executive compensation programs are intended to protect and promote the interests of our stockholders. Below we summarize certain practices we have implemented to drive performance and those we have not implemented because we do not believe they would serve our stockholders’ long-term interests.

•	What We Do:

o	Pay for Performance — We provide a significant portion of pay based on performance (short- and long-term)

o	Sound Risk Management — We discourage excessive risk taking and have designed our incentive plans with appropriate risk-mitigating features

o	Clawback — We have adopted a clawback policy requiring the return of incentive compensation in the event of a financial restatement

o	Independence — The Committee is made up of independent members of the Board and engages Meridian Compensation Partners LLC, an independent compensation consultant

o	Competitive Benchmarking — We benchmark our compensation practices to ensure executive compensation is consistent with the current market

•	What We Don’t Do:

o	Tax Gross-Ups — We do not provide excise tax gross-ups on benefits or in change-in-control agreements
o	Stock Option Repricing — Our equity plans do not permit repricing of stock options that are out-of-the-money
o	Excessive Perquisites — We do not permit perquisites other than those that are business-related

o	Hedging — Our insider trading policy prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership

o	Pledging — Our insider trading policy also prohibits members of our Board and our executive officers from pledging their Hanover shares as collateral

Executive Compensation Objectives and Policies

We use our executive compensation programs to align the interests of executive officers with our shareholders. Our programs are designed to attract, retain and motivate leadership to support our growth and sustain our competitive advantage. Our compensation opportunities are aligned with the competitive market with pay that is designed to vary depending on performance. We utilize a balance of fixed and variable pay components, and cash and equity to determine our compensation. Our compensation program is designed to support our business strategies, align our pay with our performance and reinforce sound compensation governance to mitigate excessive risk taking. The table below gives an overview of the compensation components used in our program and matches each with one or more of the objectives described above.

Compensation Component	Purpose/Objective
Base Salary	●	Provides a competitive level of fixed income based on role, experience and individual performance; target market median

Annual Incentive Plan	●	Motivates and rewards executives for performance on key financial, operational and individual objectives in support of our annual business plan and broader corporate strategies
	●	Rewards vary based on performance (higher performance will result in above market median pay; lower performance will result in below market median pay)

Long-Term Incentive Plan	●	Aligns executives’ interests with those of stockholders through equity-based compensation
	●	Encourages retention through multiple year vesting
	●	Provides that a component of the equity-based compensation is performance based, contingent upon the Company attaining certain performance metrics

Other Benefits	●	Provides a base level of competitive benefits for executive talent

Employment Agreements/ Severance & CIC Agreements	●	Provides employment security to key executives
	●	Focuses executives on Company performance and transactions that are in the best interests of stockholders, regardless of the impact such transactions may have on the executive’s employment

Peer Group & Competitive Benchmarking

The Compensation Committee typically conducts benchmark reviews in connection with setting base salary levels and total compensation. The Committee engaged its independent consultant to update the peer group and competitive benchmarking for consideration in setting 2022 compensation and in structuring executive incentive programs going forward. The updated and revised peer group consists of 73 publicly traded financial institutions with a median asset size of $2.3 billion. The peer institutions are commercial banks and bank holding companies based on the East Coast and thrifts and thrift holding companies based in the New York/New Jersey metro area.

2022 Executive Compensation Program and Pay Decisions:

Base Salary

The Compensation Committee reviews salaries each year with a goal to retain competitive positioning with market as Hanover continues to grow. For 2022, the Committee considered the base salaries paid by the peer group companies, Hanover’s current base salaries and individual NEO performance, experience and any unique contributions of the NEO’s role(s) as appropriate. Based on this analysis, the Committee determined that salary increases for each of the Named Executive Officers were appropriate and reflected market compensation, executive performance, and Hanover’s continued strong asset growth, financial performance and market diversification. The table below summarizes NEO salaries effective as of January 1, 2021, and January 1, 2022, which reflected competitive adjustments in line with our significant growth. Mr. Wilcox was not an executive officer of Hanover on January 1, 2021:

Executive	2021 Base Salary	2022 Base Salary	Percent Increase
Michael P. Puorro	$580,000	$625,000	7.8%
Brian K. Finneran	$450,000	$500,000	11.1%
McClelland Wilcox	NA	$525,000	NA

In setting base salaries for 2023, our Compensation Committee took into consideration Hanover’s growth in 2022 and our transition to a publicly traded company, as well as other achievements such as opening our new Freehold, New Jersey, office, receiving regulatory approval for our Hauppauge, New York, office and enhancing our SBA lending capacity. However, our Compensation Committee also had concerns about the economic outlook for 2023, especially the first half of the year, in light of continued elevated inflation, the Federal Reserve’s rate increases and their effect on our net interest margin, loan demand and the economy in general, and the risk of a recession, and determined that it would be appropriate not to award base salary increases at this time, despite Hanover’s strong performance in 2022 and the achievements of the individual NEO’s, and to review base salary levels later in calendar 2023 when the Compensation Committee hopes to have more clarity on the state of the economy and its impact on Hanover’s performance. The table below sets forth the base salaries of our NEO’s for 2023:

Executive	2023 Base Salary	Percent Increase from 2022
Michael P. Puorro	$625,000	0.0%
Brian K. Finneran (1)	NA	NA
McClelland Wilcox	$525,000	0.0%

(1) Mr. Finneran announced his retirement as an executive officer of Hanover effective February 15, 2023.

Annual Incentive

An important element of our performance-based pay program is our Executive Annual Incentive Plan, which provides cash incentives based on attaining pre-established goals including Hanover’s pre-tax, pre-provision net revenue, pre-tax, pre-provision return on average assets, net loan growth and net charge-off ratio, based on Hanover originated loans (i.e., excluding loans acquired in the Chinatown or Savoy transactions). As discussed above, these goals are measured on a calendar year basis. Each participant has a target incentive opportunity expressed as a percentage of base salary, although actual payouts can range from a 50% payout at threshold performance to 150% of target for stretch performance, with no payout if performance is below threshold. Hanover’s financial performance in 2022 resulted in performance above target on all metrics. In addition, in setting the bonus payments, the Committee took into account the attainment of individual goals by each of the executive officers. In determining the performance on the individual portion of the annual incentive, the Committee considered its assessment of the Chief Executive Officer’s performance and the Chief Executive Officer’s evaluation of each NEO’s performance. The Committee also took into account the economic uncertainties discussed above in the discussion of base salaries, including inflation, rising interest rates and the risk of recession, and so despite Hanover’s strong performance on operational, strategic, and financial shareholder metrics, and the significant individual and collective achievements of the executive team during 2022, which would have qualified NEO’s for payouts between target and stretch level, the Committee approved payouts at the target level for all NEO’s. Set forth below are some of the accomplishments considered by the Committee in determining the individual component:

•	Completed integration of Savoy – successfully completed the integration of Savoy into the Bank, while growing the government guaranteed loan base and enhancing SBA loan originations.

•	Successful completion of our IPO – successfully completed the Company’s initial public offering of its common stock, raising net proceeds of approximately $28 million, and listed the Company’s stock for trading on the NASDAQ Global Select Market.

•	Continued geographic expansion – successfully opened our Freehold, New Jersey office, which had $22 million in deposits as of September 30, 2022, and received regulatory approval for our first Suffolk County branch, in Hauppauge, New York.

•	Expanded our government guaranteed lending – began a nationwide expansion of our SBA lending program with the acquisition of a lending team based in the Southeast United States.

As a result, the Committee approved the following incentive awards:

Executive	2022 Target Annual Incentive Award	2022 Actual Annual Incentive Award
Michael P. Puorro	$281,250	$281,250
Brian K. Finneran	$150,000	$150,000
McClelland Wilcox	$157,500	$157,500

Long-Term Incentives – Equity-Based Awards

The Company’s equity incentive program is designed to be performance-based, align executives with stockholder interests and promote the long-term success of the Company. Grants are based upon the Committee’s view of the individual achievements of the NEO’s and are made in the form of shares of Hanover common stock, subject to time vesting requirements. To date, all shares granted have been subject to a three-year vesting requirement.

For 2022, grants were approved by the Committee as follows:

Name	Shares Granted
Michael P. Puorro	9,445
Brian K. Finneran (1)	NA
McClelland Wilcox	6,612

(1)	Mr. Finneran announced his retirement as an executive officer of Hanover effective February 15, 2023.

Grants under the long-term incentive program are made under the Company’s 2018 Equity Compensation Plan or the 2021 Equity Compensation Plan.

Benefits and Other Compensation

Retirement Benefits and Perquisites

One of the goals of the Company’s compensation program is to provide limited retirement benefits to our NEO’s as an additional retention tool. Executives participate in Hanover’s 401(k) plan, which is offered to all employees. They may also receive a grant of equity awards pursuant to the Company’s Equity Compensation Plan, which may vest at retirement. At this time, Hanover does not offer any other retirement benefits to its NEO’s. As stated in the Executive Compensation Objectives and Policies section, Hanover does not place emphasis on perquisites for NEO’s, although a car allowance is provided to each NEO to offset any and all automobile expenses (mileage, tolls, insurance, gas) incurred as part of their job duties.

Employment Agreements

The Company is party to employment agreements with several executives. Those agreements are described elsewhere in this Proxy Statement under “Executive Compensation.”

Roles & Responsibilities

Compensation Committee

The Compensation Committee of the Board of Directors is responsible for discharging the Board’s duties in executive compensation matters and for administering the Company’s incentive and equity-based plans. This includes oversight of the total compensation programs for the Company’s CEO and other executive officers, including all NEO’s. The Committee is comprised solely of independent directors. The Committee receives input and data from Hanover’s Finance and Human Resources functions as well as outside consultants and advisors to provide external reference and perspective.

The Committee reviews all compensation components for the Company’s Chief Executive Officer and other executive officers, including base salary, cash and equity annual incentive awards, and other benefits and perquisites. The Committee reviews the Chief Executive Officer’s performance annually and makes decisions regarding the NEO’s compensation, including base salary, incentives and equity grants based on this review. The Compensation Committee reviews its decisions with the full Board of Directors.

The Committee has the sole authority and resources to obtain advice and assistance from internal or external legal, human resources, accounting or other advisors and consultants as it deems desirable or appropriate. The Committee has direct access to outside advisors and consultants throughout the year as they relate to executive compensation. The Committee has direct access to and meets periodically with the compensation consultant independently of management.

Independent Compensation Consultant

The Compensation Committee utilizes Meridian Compensation Partners LLC as its compensation consultant. Meridian reports directly to the Committee and performs no other work for the Company. The consultant carries out its responsibilities to the Committee as requested by the Committee. The Committee has reviewed and concluded that Meridian’s consultation services comply with the standards adopted by the SEC and by Nasdaq with respect to compensation advisor independence and conflicts of interest.

Management

Although the Committee makes independent determinations on all matters related to compensation of the NEO’s, certain members of management may be requested to attend or provide input to the Committee. Input may be sought from the Chief Executive Officer, President, Chief Financial Officer, or others to ensure the Committee has the information and perspective it needs to carry out its duties.

In particular, the Committee seeks input from the Chief Executive Officer on matters relating to strategic objectives, Company performance goals and input on his assessment of the NEO’s, including contribution and individual performance of each of his direct reports. The Chief Executive Officer, President and Chief Financial Officer often assist the Committee on matters of design, administration and operation of the Company’s compensation programs.

Although executives may provide insight, suggestions or recommendations regarding executive compensation, they are not present during the Compensation Committee’s deliberations or vote. Only Compensation Committee members vote on decisions regarding executive compensation. The Committee regularly meets in executive session without management present. While the Chief Executive Officer makes recommendations on other NEO’s, the Committee is ultimately responsible for approving compensation for all NEO’s. The Chief Executive Officer’s compensation is discussed in executive session without members of management, including the Chief Executive Officer, present.

Additional Information about Our Compensation Practices

As a matter of sound governance, we follow certain practices with respect to our compensation program. We regularly review and evaluate our compensation practices in light of regulatory developments, market standards and other considerations.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth information concerning the compensation of our Chief Executive Officer and our next two most highly compensated executive officers (the “NEO’s”) for the fiscal year ended September 30, 2022:

Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards	Non-equity incentive plan com- pensation	Change in pension value and non-qualified deferred compen- sation earnings	All other compen-sation (2)	Total
	($)	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael P. Puorro, Chairman and Chief Executive Officer	2022	625,000	-	736,462	-	391,500	-	39,292	1,792,254
	2021	570,769	-	82,500	-	247,500	-	36,662	937,431
	2020	534,615	-	103,742	-	311,200	-	28,194	977,751
McClelland Wilcox, Senior Executive Vice President, Chief Lending and Revenue Officer (3)	2022	525,000		517,498	-	222,750	-	21,716	1,286,964
	2021	156,115	-	-	-	-	-	5,600	161,715
	2020	-	-	-	-	-	-	-	-
Brian K. Finneran, President	2022	500,000	-	487,509	-	202,500	-	26,813	1,216,822
	2021	417,308	-	39,996	-	120,000	-	25,706	603,010
	2020	381,539	-	51,010	-	150,000	-	25,506	608,055

(1)	Stock awards reported reflect the grant date fair value of restricted stock awards and performance awards under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“ASC Topic 718”).

(2)	All other compensation consists of 401(k) matching contributions, automobile allowance, and life insurance premiums.

(3)	Mr. Wilcox commenced employment on May 26, 2021, upon the consummation of the acquisition of Savoy Bank.

Outstanding Equity Awards at Fiscal Year-End
	Option Awards					Stock Awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) un-exercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
Name	(#)	(#)	(#)	($)	(#)	(#)	($)	(#)	(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael P. Puorro	71,840	—	—	10.00	10/1/2024	14,257	272,594	41,414	791,836
Brian K. Finneran	20,000	—	—	16.25	7/24/2027	9,503	181,697	26,702	510,542
McClelland Wilcox	29,900	—	—	4.46	2/18/2024	9,978	190,779	26,229	501,498
McClelland Wilcox	42,000	—	—	6.25	7/1/2025	—	—	—	—

We are party to employment agreements with each of Messrs. Puorro, Chairman and Chief Executive Officer, Brian K. Finneran, President, and McClelland Wilcox, Senior Executive Vice President and Chief Lending & Revenue Officer.

Mr. Puorro’s agreement has a term of three years and renews for an additional twelve-month period each year. Mr. Puorro is to receive a base salary of at least $364,375, subject to annual adjustment. During the fiscal year ended September 30, 2022, he received a base salary of $625,000. He is also eligible to participate in our incentive plans and other benefit plans for executive officers. Mr. Puorro is to receive an $800 per month car allowance, and we will reimburse Mr. Puorro for his premiums on a life insurance policy he owns. In the event that Mr. Puorro’s employment is terminated without cause, he is entitled to receive a lump sum payment equal to the sum of two times (i) his then current base salary, (ii) the highest cash bonus paid to him over the prior three years, (iii) the highest grant date value of any equity award granted to Mr. Puorro over the prior three years, and (iv) his annual automobile allowance. In addition, we will maintain Mr. Puorro’s then current health, hospital, medical and life insurance benefits in effect for two years after his termination or pay Mr. Puorro the value of the premiums for such coverage. In the event of a merger, acquisition or change-in-control transaction, Mr. Puorro will be entitled to a lump sum payment equal to the sum of 2.99 times (i) his then current base salary, (ii) the highest cash bonus paid to him over the prior three years, (iii) the highest grant date value of any equity award granted to Mr. Puorro over the prior three years, and (iv) his annual automobile allowance. In addition, Mr. Puorro’s then current health, hospital, medical and life insurance benefits are to be maintained in effect for three years after the change in control transaction, or Mr. Puorro is to be paid the value of the premiums for such coverage. The benefits upon a change in control are subject to reduction to avoid the imposition of excise taxes under Section 4999 of the Code, provided that such reduction would result in a better after-tax result for Mr. Puorro. Had a change in control occurred as of September 30, 2022, at an assumed price equal to 120% of our then tangible book value (a price of $25.20), Mr. Puorro would have been entitled to receive a net payment, after the reduction required to ensure that the payments would not constitute an excess parachute payment, of approximately $2,500,000 under his employment agreement.

The terms of Mr. Finneran’s employment agreement are substantially similar to those of Mr. Puorro’s employment agreement, except that Mr. Finneran’s base salary must be at least $290,000, the reimbursement of his life insurance premiums is capped at $5,000 per year, upon his termination without cause he will be entitled to a lump sum payment equal to the sum of (i) his then current base salary, (ii) the highest cash bonus paid to him over the prior three years, (iii) the highest grant date value of any equity award granted to Mr. Finneran over the prior three years, and (iv) his annual automobile allowance, and, in the event of a merger, acquisition or change-in-control transaction, Mr. Finneran will be entitled to a lump sum payment equal to the sum of two times (i) his then current base salary, (ii) the highest cash bonus paid to him over the prior three years, (iii) the highest grant date value of any equity award granted to Mr. Finneran over the prior three years, and (iv) his annual automobile allowance. In addition, we will maintain Mr. Finneran’s then current health, hospital, medical and life insurance benefits in effect for two years after his termination or pay Mr. Finneran the value of the premiums for such coverage. The benefits upon a change in control are subject to reduction to avoid the imposition of excise taxes under Section 4999 of the Code, provided that such reduction would result in a better after-tax result for Mr. Finneran. Had a change in control occurred as of September 30, 2022, at an assumed price equal to 120% of our then tangible book value (a price of $25.20), Mr. Finneran would have been entitled to receive a net payment, after the reduction required to ensure that the payments would not constitute an excess parachute payment, of approximately $1,500,000 under his employment agreement.

Mr. Wilcox’s agreement provides for a minimum base salary equal to Mr. Wilcox’s base salary with Savoy as of the closing of the merger ($495,000) and bonus opportunities and has a term of three years from the date of the closing of the merger, subject to extension. If Mr. Wilcox is terminated without cause he is entitled to a lump sum payment equal to the sum of (i) his then current annual base salary, (ii) the highest cash bonus paid to him in the prior three years, and (iii) the highest full grant date value of any equity award granted over the prior three years, if any. In addition, in the event of a change in control, the employment agreement provides for payment to Mr. Wilcox of two times the sum of (x) his then current annual base salary, (y) the highest cash bonus paid to him in the prior three years, and (z) the highest full grant date value of any equity award granted over the prior three years, plus participation for two years in all benefit plans. In addition, we will maintain Mr. Wilcox’s then current health, hospital, medical and life insurance benefits in effect for two years after his termination or pay Mr. Wilcox the value of the premiums for such coverage. The benefits upon a change in control are subject to reduction to avoid the imposition of excise taxes under Section 4999 of the Code, provided that such reduction would result in a better after-tax result for Mr. Wilcox. Had a change in control occurred as of September 30, 2022, at an assumed price equal to 120% of our then tangible book value (a price of $25.20), Mr. Wilcox would have been entitled to receive a net payment, after the reduction required to ensure that the payments would not constitute an excess parachute payment, of approximately $1,500,000 under his employment agreement. The employment agreement subjects Mr. Wilcox to a covenant not to compete during the period of his employment and for one year following a termination of his employment except in cases where employment is terminated without cause.

Director Compensation

We pay our non-employee members of the Board a retainer of $25,000 annually and a fee of $1,000 per Board meeting attended. Our Lead Independent Director also receives an additional retainer of $3,750 per quarter, and our committee chairs receive an additional fee of between $2,500 and $13,400 per year. We also pay committee fees to those Board members who serve on Board committees. Our Directors also participate in our equity compensation plans. The table below shows the compensation paid to our non-employee directors for the fiscal year ended September 30, 2022.

Director Compensation
Name	Fees earned or paid in cash	Stock Awards	Options awards	Non-equity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total
	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Varkey Abraham	37,172	128,008	—	—	—	—	165,180
Robert Golden	57,547	128,008	—	—	—	—	185,555
Ahron H. Haspel	54,447	128,008	—	—	—	—	182,455
Michael Katz	39,797	128,008	—	—	—	—	167,805
Metin Negrin	42,172	128,008	—	—	—	—	170,180
Philip Okun	46,922	128,008	—	—	—	—	174,930
Elena Sisti	40,672	128,008					168,680
John R. Sorrenti	41,547	128,008	—	—	—	—	169,555

Interest of Management and Others in Certain Transactions; Review, Approval or Ratification of Transactions with Related Persons

Under Hanover Community Bank’s Code of Ethics, the Chairman of the Audit Committee is to review and approve all related party transactions involving members of the Board, other than extensions of credit by the Bank in the ordinary course of its business. Under banking regulation, those extensions of credit must be approved by the full Board of Directors.

By “related party transaction,” we mean a transaction between the Company or any of its subsidiaries, on the one hand, and an executive officer, director or immediate family member of an executive officer or a director, on the other hand.

We have made in the past and, assuming continued satisfaction of generally applicable credit standards, expect to continue to make loans to directors, executive officers and their associates (i.e., corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of ten percent or more). These loans have all been made in the ordinary course of the Bank’s business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with Hanover and do not involve more than the normal risk of collectability or present other unfavorable features.

PROPOSAL 2
RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Crowe LLP to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending September 30, 2023. This appointment will continue at the pleasure of the Audit Committee and is presented to the shareholders for ratification as a matter of good governance. In the event that this appointment is not ratified by our shareholders, the Audit and Risk Committee will consider that fact when it selects independent auditors for the following fiscal year.

Crowe LLP has served as our independent registered public accounting firm since 2019, and one or more representatives of Crowe LLP will be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from shareholders.

The following table sets forth a summary of the fees billed or expected to be billed to the Company by Crowe LLP for professional services rendered for the years ended September 30, 2022, and 2021.

PRINCIPAL ACCOUNTING FIRM FEES

Aggregate fees billed to the Company for the fiscal years ended September 30, 2022, and 2021, by the Company’s principal accounting firm are shown in the following table:

	Fiscal Year Ended September 30
	2022	2021
Audit Fees	$330,000	$302,000
Audit Related Fees	212,661	114,060
Tax Fees	-	-
Other Fees	-	-
Total Fees	$542,661	$416,060

Required Vote

THE PROPOSAL TO RATIFY THE SELECTION OF CROWE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING September 30, 2023, REQUIRES AN AFFIRMATIVE VOTE OF THE MAJORITY OF THE SHARES REPRESENTED ONLINE OR BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE ON THE PROPOSAL.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF CROWE LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

SHAREHOLDER PROPOSALS

Under our Bylaws, proposals of shareholders to be included in the Company’s 2024 proxy material and addressed at the 2024 Annual Meeting must be received by the Secretary of the Company no more than 120 days, and no less than 90 days, from the anniversary date of this Annual Meeting. Therefore, shareholder proposals for the 2024 Annual Meeting must be received by the Secretary of the Company no later than November 23, 2023.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. The Company believes that all persons associated with the Company and subject to Section 16(a) have made all required filings on a timely basis for the fiscal year ended September 30, 2022.

OTHER MATTERS

Management knows of no other matters to be presented for consideration at the meeting, or any adjournments thereof. If any other matters shall properly come before the meeting for action by the shareholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder for the shareholder, pursuant to discretionary authority granted therein.

01 - Michael Katz 02 - John R. Sorrenti 03 - Philip Okun For Withhold For Withhold For Withhold 3 1 B V Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03QRTB + + Proposals — The Board of Directors recommend a vote FOR all the nominees listed A and FOR Proposal 2. 1. Election of Directors: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 2023 Annual Meeting Proxy Card 2. To ratify the appointment of Crowe LLP as the Company’s independent registered public accountants for the fiscal year ending September 30, 2023. For Against Abstain 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 5 6 5 1 7 5 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Δ ≈ Online Go to www.investorvote.com/HNVR or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/HNVR Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 9:00 A.M., Eastern Time, on February 21, 2023. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/HNVR Notice of 2023 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — February 21, 2023, 9:00 a.m., Eastern Time Robert A. Schwartz, with the power of substitution, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2023 Annual Meeting of Shareholders of Hanover Bancorp, Inc. to be held on Tuesday, February 21, 2023, at 9:00 a.m., Eastern Time, or at any postponement or adjournment thereof. The undersigned hereby revokes any proxy previously given to vote at the 2023 Annual Meeting of Shareholders of Hanover Bancorp, Inc. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the proxy will have authority to vote FOR the election of the Board of Directors and FOR ratification of the appointment of Crowe LLP as the Company's independent registered public accountants for the fiscal year ending September 30, 2023. In their discretion, the proxy is authorized to vote upon such other business as may properly come before the 2023 Annual Meeting of Shareholders. (Items to be voted appear on reverse side) Hanover Bancorp, Inc. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. C Non-Voting Items + + The 2023 Annual Meeting of Shareholders of Hanover Bancorp, Inc. will be held on Tuesday, February 21, 2023 at 9:00 A.M. EST, virtually via the internet at meetnow.global/MLQQGUQ. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.